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                                                                EXHIBIT (99)







             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                         AUDITED FINANCIAL STATEMENTS
                  (With Independent Auditors' Report Thereon)

                     FOR THE YEAR ENDED DECEMBER 31, 1994

                         INDEX OF FINANCIAL STATEMENTS


                                                                    Pages
                                                                   -------
     Independent Auditors' Report                                     1

     Balance Sheet at December 31, 1994                               2

     Statement of Partners' Capital for the year
          ended December 31, 1994                                     3

     Statement of Income and Expenses for the year
          ended December 31, 1994                                     4

     Statement of Cash Flows for the year
          ended December 31, 1994                                     5

     Notes to Financial Statements                              6 through 8

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 31, 1994

                     (All dollars rounded to nearest 00s)




                                    ASSETS

     Investment in commercial rental property:
       Land                                                        $ 1,999,600
       Buildings and improvements                                   13,259,700
                                                                   -----------
                                                                    15,259,300

       Accumulated depreciation and amortization                    (4,384,500)
                                                                   -----------
       Total investment property, net of accumulated
         depreciation and amortization                              10,874,800

     Cash and cash equivalents                                         496,300
     Loans receivable                                                  525,600
     Rents receivable                                                  202,500
     Escrow deposit                                                     46,600
     Other assets                                                       92,000
                                                                   -----------
                                                                   $12,237,800
                                                                   ===========

                       LIABILITIES AND PARTNERS' CAPITAL

     Liabilities:
       Loans payable to Affiliate                                  $ 1,451,000
       Accounts payable and accrued expenses                           155,900
       Due to Affiliates                                                62,600
       Distribution payable                                            406,000
       Security deposits                                                33,900
       Other liabilities                                                 3,800
                                                                   -----------
                                                                     2,113,200

     Partners' capital                                              10,124,600
                                                                   -----------

                                                                   $12,237,800
                                                                   ===========




   The accompanying notes are an integral part of the financial statements.

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             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                        STATEMENT OF PARTNERS' CAPITAL

                     FOR THE YEAR ENDED DECEMBER 31, 1994

                     (All dollars rounded to nearest 00s)


                                                           GENERAL          LIMITED
                                                           PARTNER          PARTNERS         TOTAL
                                                         ----------       -----------     ----------

Partners' capital, January 1, 1994                       $12,050,400      $ 585,700       $12,636,100

Net (loss) for the year ended December 31, 1994             (939,600)      (585,700)       (1,525,300)

Distributions for the year ended December 31, 1994          (986,200)                        (986,200)
                                                         -----------      ---------       -----------

Partners' capital, December 31, 1994                     $10,124,600      $       0       $10,124,600
                                                         ===========      =========       ===========


   The accompanying notes are an integral part of the financial statements.

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             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                       STATEMENT OF INCOME AND EXPENSES

                     FOR THE YEAR ENDED DECEMBER 31, 1994

                     (All dollars rounded to nearest 00s)




Income:
  Rental                                                         $ 2,928,600
  Interest                                                            66,600
                                                                 -----------
                                                                   2,995,200

Expenses:
  Interest                                                           140,000
  Depreciation and amortization                                      466,600
  Real estate taxes and insurance                                    505,200
  Repairs and maintenance                                            626,900
  Property operating                                                 776,200
  General and administrative                                           5,600
                                                                 -----------
                                                                   2,520,500
                                                                 -----------

Income before provision for value impairment                         474,700

Provision for value impairment                                    (2,000,000)
                                                                 -----------

Net (loss)                                                       $(1,525,300)
                                                                 ===========

Net (loss) allocated to General Partner                          $  (939,600)
                                                                 ===========

Net (loss) allocated to Limited Partners                         $  (585,700)
                                                                 ===========


   The accompanying notes are an integral part of the financial statements.

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             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1994

                     (All dollars rounded to nearest 00s)




Cash flows from operating activities:
  Net (loss)                                                     $(1,525,300)
  Adjustments to reconcile net (loss) to net
    cash provided by operating activities:
    Depreciation and amortization                                    466,600
    Provision for value impairment                                 2,000,000
    Changes in assets and liabilities:
      (Increase) in rents receivable                                 (30,000)
      (Increase) in other assets                                     (10,500)
      Increase in accounts payable and accrued expenses               50,800
      (Decrease) in accrued interest payable to Affiliate            (40,300)
      Increase in due to Affiliate                                     2,300
      Increase in other liabilities                                    3,800
                                                                 -----------
    Net cash provided by operating activities                        917,400
                                                                 -----------

Cash flows from investing activities:
  Payments for capital and tenant improvements                      (175,500)
  (Increase) in escrow deposits                                       (2,400)
                                                                 -----------

    Net cash (used for) investing activities                        (177,900)
                                                                 -----------

Cash flows from financing activities:
  (Decrease) in loan payable to Affiliate                           (129,700)
  Decrease in loan receivable                                         76,400
  Increase in security deposits                                          400
  Distributions paid to Partners                                    (635,800)
                                                                 -----------

    Net cash (used for) financing activities                        (688,700)
                                                                 -----------

Net increase in cash and cash equivalents                             50,800

Cash and cash equivalents at the beginning of the year               445,500
                                                                 -----------

Cash and cash equivalents at the end of the year                 $   496,300
                                                                 ===========

Supplemental information:
   Interest paid during the year                                 $   175,800
                                                                 ===========



   The accompanying notes are an integral part of the financial statements.

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             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS


1. Organization and summary of significant accounting policies:

   Definition of special terms:

   Capitalized terms used in this report have the same meaning as those terms have in the Agreement of Limited Partnership (the "Agreement"). Definitions of these terms are contained in Article III of the Agreement.

   Organization:

   First Capital Lansing Properties Limited Partnership (the "Partnership") was formed on December 1, 1986 as a limited partnership pursuant to the laws of the State of Illinois. First Capital Lansing Associates, whose joint venture partners are First Capital Institutional Real Estate, Ltd. - 2 and First Capital Institutional Real Estate, Ltd. - 3, is the General Partner. The Limited Partners consist of four Michigan limited partnerships. The Partnership purchased the Holiday Office Park North and South (the "Property") in Lansing, Michigan in January 1987. The General Partner made an Initial Capital contribution of $14,250,000 representing an undivided 75% interest in the Property. The Limited Partners contributed, as their Initial Capital, property valued at $4,750,000 representing the remaining undivided 25% interest, as tenants in common, in the Property. In addition, the General Partner paid an acquisition fee to an Affiliate of the General Partner and closing costs in the amount of approximately $996,200.

   The Agreement provides that the Partnership will be dissolved on or before December 31, 2020, unless terminated sooner under provisions of the Agreement.

   Accounting policies:

   The financial statements have been prepared in accordance with generally accepted accounting principles. Under this method of accounting, revenues are recorded when earned and expenses are recorded when incurred.

   The Partnership is not liable for Federal income taxes as the Partners recognize their proportionate share of the Partnership income or loss on their individual tax returns; therefore, no provision for income taxes is made in the financial statements of the Partnership. It is not practicable for the Partnership to determine the aggregate tax bases of the Partners; therefore, the disclosure of the difference between the tax bases and the reported assets and liabilities of the Partnership would not be meaningful.

   The Property is recorded at cost and depreciated (exclusive of amounts allocated to land) on the straight-line method over its estimated useful life of 35 years. Maintenance and repair costs are expensed against operations as incurred and expenditures for improvements are capitalized to the appropriate property accounts and depreciated over the estimated life of the improvements. Lease acquisition fees are recorded at cost and amortized over the life of the leases.

   Cash equivalents are considered all highly liquid investments purchased with an original maturity of three months or less.

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             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

                   NOTES TO FINANCIAL STATEMENTS - Continued


2. Related party transactions:

   In accordance with the Agreement, Cash Flow from Operations is first distributed to the General Partner in that amount necessary to provide the General Partner cumulatively with per annum returns (per section 10.1 (a)) on its Capital Balance. Next, to the extent available, Distributions of Cash Flow from Operations are distributed to the Limited Partners in that amount necessary to provide the Limited Partners with the same per annum returns on their respective Capital Balances. However, to the extent the Limited Partners do not receive, in any fiscal year, the specified return, such deficiency shall not accumulate from year to year. The balance, if any, of Cash Flow from Operations will be distributed 75% to the General Partner and 25% to the Limited Partners. For the year ended December 31, 1994, the rate of the preferred annual return was 11.50% and the General Partner was allocated Cash Flow from Operations of approximately $986,200, of which approximately $406,000 was payable as of December 31, 1994. The Limited Partners were not allocated Cash Flow from Operations for the year ended December 31, 1994.

   Net Operating Profits and Net Operating Losses for each fiscal year are allocated to the respective Partners in the same ratio of such respective Partner's cumulative Distributions to total Partnership cumulative Distributions. For the year ended December 31, 1994 Net Operating Profits allocated to the General Partner and Limited Partners were approximately $405,300 and $69,400, respectively. In addition, pursuant to the Agreement, Sale Losses (including any provision for value impairment) shall be allocated among the Partners as follows: (i) first, to Limited Partners with positive Capital Account balances, in proportion to and to the extent of such positive balances; (ii) second, if the General Partner has a positive Capital Account balance, to the General Partner, to the extent of such positive balance; and
   (iii) the balance, if any, will be allocated 75% to the General Partner, and 25% to the Limited Partners (in proportion to the respective Percentage Interests of the Limited Partners as of the date of such allocation). As of December 31, 1994, a provision for value impairment was allocated to the General Partner and Limited Partners of approximately $1,344,900 and $655,100, respectively (See Note 5 for more information on value impairment).

   Fees and reimbursements paid and payable by the Partnership to Affiliates for the year ended December 31, 1994 were as follows:

                                                  Paid        Payable
                                               ---------     ---------

      Property management and leasing fees     $ 138,200     $ 62,600

      Reimbursement of property
       insurance premiums, at cost                39,600         None

      Legal fees                                  10,000         None
                                               ---------     --------

                                               $ 187,800     $ 62,600
                                               =========     ========


   In addition, through December 31, 1994 the General Partner has made cumulative loans of approximately $1,715,400 to the Partnership. Of this amount approximately $264,400 was repaid as of December 31, 1994. These loans were made to pay for capital and tenant improvements. Total interest expense incurred on these loans during 1994 was approximately $140,000.

             FIRST CAPITAL LANSING PROPERTIES LIMITED PARTNERSHIP

2. Related party transactions:  (continued)

   On-site property management for the Property is provided by an Affiliate of the General Partner for fees based on a percentage of gross rents received from the Property.

3. Future minimum rentals:

   Future minimum rentals due on noncancelable operating leases as of December 31, 1994 were as follows:

                              1995  $1,317,200
                              1996     896,400
                              1997     755,700
                              1998     565,100
                              1999     289,600
                        Thereafter     620,400
                                    -----------
                                    $4,444,400
                                    ===========


   The Partnership is subject to the usual business risks associated with the collection of the above scheduled rentals. In addition to the amounts scheduled above, the Partnership expects to receive rental revenue from operating expense reimbursements.

4. Income tax:

   The Partnership utilizes an accrual basis method of accounting for both tax reporting and financial statement purposes. Financial statement results will differ from taxable results due to the use of differing depreciation lives and methods and the recognition of prepaid rents as taxable income. The net effect of these accounting differences for the year ended December 31, 1994 is that taxable income for tax reporting purposes was greater than the net
   (loss) for financial statement purposes by approximately $1,845,900.

5. Provision for value impairment:

   The Partnership recorded a provision for value impairment for the Property in the amount of $2,000,000 as of December 31, 1994. Due to the uncertainty of the Partnership's ability to recover the net carrying value of its investment in the Property (prior to any provision for value impairment) during the remaining estimated holding period, it was deemed appropriate to reduce the basis of the Property for financial statement purposes. The transaction was considered a noncash event for purposes of the Statement of Cash Flows, and was not included in the Partnership's calculation of Cash Flow (as defined by the Agreement) for the year ended December 31, 1994. The provision amount was in part based on a third party appraisal prepared as of December 31, 1994. In addition, the General Partner considered estimates of future cash flow and capital improvements, as well as the anticipated remaining holding period of the Property.